Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"AMERICAN NOBLE GAS, INC.", A DELAWARE CORPORATION,

WITH AND INTO "AMERICAN NOBLE GAS INC" UNDER THE NAME OF "AMERICAN NOBLE GAS INC", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE ON THE SEVENTH DAY OF DECEMBER, A.D. 2021, AT 8:10 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE SEVENTH DAY OF DECEMBER, A.D. 2021 AT 12 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3944450 8100M
SR# 20214003342

Authentication: 204891848
Date: 12-07-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:10 AM 12/07/2021
FILED 08:10 AM 12/07/2021
SR 20213999044 - File Number 3944450

CERTIFICATE OF MERGER

OF

AMERICAN NOBLE GAS, INC.
(a Delaware corporation)

INTO

AMERICAN NOBLE GAS INC
(a Nevada corporation)

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is **American Noble Gas Inc**, a Nevada corporation (the "Surviving Corporation"); and the name of the corporation being merged into this surviving corporation is **American Noble Gas, Inc.**, a Delaware corporation (the "Company").

SECOND: The Agreement and Plan of Merger, dated as of December 7, 2021, by and among the Company and the Surviving Corporation (the "Agreement") has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is **American Noble Gas Inc**, a Nevada corporation.

FOURTH: This Certificate of Merger and the merger contemplated herein shall become effective at 12:00 P.M., Eastern Time, on December 7, 2021.

FIFTH: The executed Agreement is on file at 15612 College Blvd., Lenexa, Kansas 66219, the principal place of business of the Surviving Corporation.

SIXTH: A copy of the executed Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

SEVENTH: The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Surviving Corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provision of Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at 15612 College Blvd., Lenexa, Kansas 66219.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, this 7 day of December, 2021.

AMERICAN NOBLE GAS INC,
a Nevada corporation

By: ______________________
Stanton E. Ross
President, Chief Executive Officer and Chairman